EXHIBIT 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32 nd Fl.
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

January 29, 2008

VIA ELECTRONIC TRANSMISSION
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Alternet Systems, Inc., Form S-8 Registration Statement

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Alternet Systems, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 6,000,000 shares of Common Stock, $0.001 par value per share (the “Shares”), reserved for issuance under the 2008 Professional/Consultant Stock Compensation Plan (the “Plan”). As the Company's legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP